BERRY PLASTICS CORPORATION,

THE NOTE GUARANTORS PARTY HERETO
AND

U.S. BANK TRUST NATIONAL ASSOCIATION

as Trustee
_____________________

FOURTH SUPPLEMENTAL INDENTURE

Dated as of September 5, 2006

_____________________

10 ¾% Senior Subordinated Notes due 2012
_____________________

Supplement to Indenture Dated as of July 22, 2002

FOURTH SUPPLEMENTAL INDENTURE, dated as of September 5, 2006 (this “Supplemental Indenture”), among BERRY PLASTICS CORPORATION, a Delaware corporation (the “Company”), the Note Guarantors (as defined in the Indenture) party to the Indenture (the “Note Guarantors”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Note Guarantors and the Trustee have entered into that Indenture, dated as of July 22, 2002, as supplemented by the Supplemental Indenture, dated as of August 6, 2002, the Second Supplemental Indenture, dated as of November 20, 2003 and the Third Supplemental Indenture, dated as of July 24, 2006 (as so supplemented, the “Indenture”), providing for the issuance of 10 ¾% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Note Guarantors and the Trustee may amend the Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes);

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of July 25, 2006 (the “Solicitation Statement”), and accompanying Consent and Letter of Transmittal, dated as of July 25, 2006, to the Holders of the Notes in connection with certain proposed amendments to the Indenture as described in the Solicitation Statement (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority in principal amount of the Notes outstanding have duly consented to the Proposed Amendments; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by all necessary corporate actions on the part of the Company and the Note Guarantors and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Note Guarantors and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

Article I.
DEFINITIONS

Section 1.01. Definitions. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

Article II.
AMENDMENTS

Section 2.01. Amendments to the Definitions in the Original Indenture and the Notes. Effective as of the Amendment Effective Time, any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted as described in this Article II, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, and all references in the Indenture or the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Indenture are hereby deleted in their entirety or revised to conform herewith.

Section 2.02. Amendments to Article 4—Covenants.

(a)
Effective as of the Amendment Effective Time, the following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 4.02	SEC Reports
Section 4.03	Limitation of Indebtedness
Section 4.04	Limitation on Restricted Payments
Section 4.05	Limitation on Restrictions on Distributions from Restricted Subsidiaries
Section 4.06	Limitation on Sales of Assets and Subsidiary Stock
Section 4.07	Limitation on Transactions with Affiliates
Section 4.08	Change of Control
Section 4.10	Further Instruments and Acts

(b)	Effective as of the Amendment Effective Time, the first sentence of Section 4.11(a) of the Indenture is hereby deleted in its entirety.

Section 2.03. Amendments to Article 5—Successor Company

(a)
Effective as of the Amendment Effective Time, each of clauses (ii), (iii) and (iv) of paragraph (a) of Section 5.01 of the Indenture is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

(b)
Effective as of the Amendment Effective Time, each of clauses (ii) and (iii) of paragraph (b) of Section 5.01 of the Indenture is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

Section 2.04. Amendments to Article 6—Events of Default. Effective as of the Amendment Effective Time, each of paragraphs (c), (d), (e), (f), (g), (h) and (i) of Section 6.01 of the Indenture is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

Section 2.05. Amendments to Article 8—Discharge of Indenture; Defeasance. Effective as of

the Amendment Effective Time, each of clauses (iii), (iv), (v) and (viii) of paragraph (a) of Section 8.02 of the Indenture is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

Article III.
WAIVER OF DEFAULTS

Section 3.01. Waiver. Subject to the restrictions in Section 6.04 of the Indenture (to the extent it may be applicable) and to the extent permitted by applicable law, all Defaults and Events of Default that may exist under the Indenture at the Amendment Effective Time are hereby waived.

Article IV.
MISCELLANEOUS

Section 4.01. Effect of Supplemental Indenture. From and after the effective date of this Supplemental Indenture, the Indenture and the Notes shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 4.02. Note Guarantees. Nothing in this Supplemental Indenture releases the Note Guarantees other than in accordance with Section 11.07 of the Indenture.

Section 4.03. Indenture Remains in Full Force and Effect. Except as supplemented by this Supplemental Indenture, all provisions in the Indenture and the Notes shall remain in full force and effect.

Section 4.04. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

Section 4.05. Conflict with TIA. The Company will comply with the provisions of the TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that under the TIA may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 4.06. Severability. If any court of competent jurisdiction shall determine that any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.08. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 4.09. Successors. All agreements of the Company and the Note Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 4.10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 4.11. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 4.12. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.13. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.14. Effectiveness. This Supplemental Indenture shall become effective upon execution and delivery by the Company, each Note Guarantor party to the Indenture, and the Trustee. As used herein, the “Amendment Effective Time” shall mean the time and date that the Company notifies the Depositary (as defined in the Solicitation Statement) that Notes tendered and not validly withdrawn pursuant to the Solicitation Statement, representing at least a majority in principal amount of the outstanding Notes, are accepted for purchase.

Section 4.15. Confirmation. Each of the Company, the Note Guarantors party hereto and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Supplemental Indenture.

[SIGNATURE PAGES FOLLOW ]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BERRY PLASTICS CORPORATION

By: /s/ James M. Kratochvil_
Name: James M. Kratochvil
Title: EVP and CFO

LANDIS PLASTICS, INC.
BPC HOLDING CORPORATION
BERRY IOWA CORPORATION
PACKERWARE CORPORATION
KNIGHT PLASTICS, INC.
BERRY STERLING CORPORATION
BERRY PLASTICS DESIGN CORPORATION
POLY-SEAL CORPORATION
BERRY PLASTICS ACQUISITION CORPORATION III
VENTURE PACKAGING
VENTURE PACKAGING MIDWEST, INC.
BERRY PLASTICS TECHNICAL SERVICES, INC.
CPI HOLDING CORPORATION
AEROCON, INC.
PESCOR, INC.
CARDINAL PACKAGING, INC.
BERRY PLASTICS ACQUISITION CORPORATION V
KERR GROUP, INC.
BERRY PLASTICS ACQUISITION CORPORATION VII
BERRY PLASTICS ACQUISITION CORPORATION VIII
BERRY PLASTICS ACQUISITION CORPORATION IX
BERRY PLASTICS ACQUISITION CORPORATION X
BERRY PLASTICS ACQUISITION CORPORATION XI
BERRY PLASTICS ACQUISITION CORPORATION XII
BERRY PLASTICS ACQUISITION CORPORATION XIII
BERRY PLASTICS ACQUISITION CORPORATION XIV, LLC
BERRY PLASTICS ACQUISITION CORPORATION XV, LLC
SETCO, LLC
TUBED PRODUCTS, LLC
SAFFRON ACQUISITION CORPORATION
SUN COAST INDUSTRIES, INC.

By:	_/s/ James M. Kratochvil ______________________________
Name:	James M. Kratochvil
Title:	EVP and CFO

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	_/s/ Beverly A. Freeney_
Name:	Beverly A. Freeney
Title:	Vice President